EXHIBIT 4.7
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of [_________________________, _____] by and between Canadian Solar Inc., a Canadian corporation (the “Company”) and [___________________________________________] (the “Employee”).
RECITAL
     The Company desires to employ the Employee, and the Employee desires to serve the Company, as its [___________________________________________________________] on the terms and conditions of this Agreement.
AGREEMENT
     The parties agree as follows:
1.	EMPLOYMENT
The Company shall employ the Employee, and the Employee shall serve the Company, as its [___________________________________________________] (the “Employment”) on the terms and conditions of this Agreement.
2.	TERM OF EMPLOYMENT
The Employment shall commence on [_________________________, _____] (the “Effective Date”) and continue until terminated in accordance with this Agreement.
3.	DUTIES AND RESPONSIBILITIES
(a)	Duties and Responsibilities. The Employee shall have the duties and responsibilities set out in Schedule A and such other duties and responsibilities consistent with the Employment as may be assigned to him/her by the board of the directors of the Company (the “Board”) or by those officers of the Company to whom the Employee reports.
(b)	Reporting. In carrying out his/her duties and responsibilities, the Employee shall report to those officers of the Company set out in Schedule A.
(c)	Full Time Service. The Employee shall devote all of his/her time, attention and skills to the business and affairs of the Company and shall not, without the prior written consent of the Board, engage in or otherwise be concerned with any other business or occupation or become a director, officer or employee of any other person other than the Company and its subsidiaries.

(d)	Company Policies. The Employee shall comply with the terms and conditions of this Agreement, the charter documents of the Company and the guidelines, policies and procedures of the Company approved from time to time by the Board. The Employee acknowledges that his/her failure to do so shall constitute grounds for the Company to terminate the Employment for Cause.
4.	LOCATION OF EMPLOYMENT
(a)	Location. The Employee’s location of Employment is [_______________________].
(b)	Travel/Secondment. The Employee acknowledges that, in carrying out his/her duties and responsibilities, he/she may be required to travel frequently to places other than his/her location of employment and may be seconded for reasonable periods of time to other places where the Company and its subsidiaries carry on business.
5.	COMPENSATION AND EXPENSES
(a)	Base Salary. The Company shall pay the Employee a base salary. The initial amount and timing of payment of the Employee’s base salary is set out in Schedule B. The Company shall review and may adjust the Employee’s base salary annually.
(b)	Employee Bonus Plan. The Employee shall be eligible to participate in the employee bonus plan of the Company (the “Employee Bonus Plan”) and, if the Employee is in the Employment at the end of a calendar year, to receive a performance bonus for the calendar year of up to [___]% of the Employee’s annual base salary for the calendar year. Any performance bonus to which the Employee is entitled for a calendar year shall be paid to the Employee within thirty (30) days after the release of the audited financial statements of the Company for the calendar year.
The Employee acknowledges that his/her entitlement to receive a performance bonus under the Employee Bonus Plan for any year is subject to the achievement of base and personal, departmental and company-wide objectives/targets established by the Company for the year and is subject to the discretion of the Board or a designated committee of the Board.
(c)	Stock Option Plan. The Employee shall be eligible to participate in the share incentive plan of the Company (the “Stock Option Plan”) and to receive stock options thereunder.
The Employee acknowledges that any grant of options under the Stock Option Plan is subject to the discretion of the Board or a designated committee of the Board and that all grants of options under the Stock Option Plan are subject to the terms and conditions of the applicable grant and the Stock Option Plan.
(d)	Standard Employee Benefit Plans. Subject to the eligibility requirements and the other terms and conditions thereof, the Employee shall be eligible to participate in all standard employee benefit plans of the Company, including any retirement plan, life or disability insurance plan, medical, dental or other health insurance plan and short or long-term disability plan.
(e)	Additional Benefits. The Employee shall be entitled to the additional benefits set out in Schedule C.

(f)	Vacation. The Employee shall be entitled to [_______] weeks paid vacation per year (pro rated for part years).
The Employee shall take his vacation at a time or times reasonable for each of the Company and the Employee in the circumstances. Any unused vacation time from one year may not be carried over into the following year without the consent of the Company.
(g)	Employment Expenses. The Employee shall be entitled to be reimbursed in accordance with the guidelines, policies and procedures of the Company for all reasonable out-of-pocket expenses properly incurred by him/her in the course of the Employment.
(h)	Deductions. All amounts paid and benefits provided by the Company to the Employee under the Agreement are subject to such withholdings and deductions as may be required by law.
6.	TERMINATION OF EMPLOYMENT
(a)	Death. The Employment shall terminate on the death of the Employee.
(b)	By the Company. The Company may terminate the Employment for Cause, at any time, without notice.
“Cause” means that the Employee has:
(1)	committed a felony or indictable offence or an act of fraud, misappropriation or embezzlement;

(2)	been negligent or acted dishonestly to the detriment of the Company;

(3)	engaged in actions amounting to misconduct; or

(4)	failed to perform his/her duties and responsibilities under this Agreement and such failure continues after the Employee is afforded a reasonable opportunity to cure such failure.
The Company may terminate the Employment for any reason other than Cause, at any time, by giving written notice of termination to the Employee.
(c)	By the Employee. The Employee may terminate the Employment for any reason, at any time, by giving 60 days written notice of termination to the Company.
7.	PAYMENT ON TERMINATION OF EMPLOYMENT
(a)	Termination by the Company for Cause. If the Company terminates the Employment for Cause, the Company shall pay to the Employee, within thirty (30) days following the date of termination of the Employment, a lump sum amount equal to the aggregate of any base salary earned but not received, and any vacation days accrued but not taken, by the Employee before the date of termination of the Employment.

The Employee shall not be entitled to receive any other payment or benefit from the Company in respect of the termination of the Employment.
(b)	Termination by the Company for Disability. If the Company terminates the Employment for Disability:
(1)	the Company shall pay to the Employee, within thirty (30) days following the date of termination of the Employment, a lump sum amount equal to the aggregate of:
(i)	any base salary earned but not received by the Employee before the date of termination of the Employment,

(ii)	any vacation days accrued but not taken by the Employee before the date of termination of the Employment, and

(iii)	any bonus earned by but not paid to the Employee for any year preceding the year in which the date of termination of the Employment occurs; and
(2)	subject to the Employee complying with Sections 8, 9 and 10 and executing a release in the Company’s customary form,
(i)	the Company shall continue to pay, in accordance with Company’s normal payroll practices, the Employee’s base salary for a period of six (6) months following the date of termination of the Employment; provided that the aggregate amount payable to the Employee pursuant to this Section 7(b)(2)(i) shall be reduced by the amount of any payment in lieu of notice or other severance payment which the Employee may be entitled to receive at law or pursuant to Company policy with respect to the termination of the Employment, with such reduction being applied to the first payments otherwise payable; and
(ii)	the Employee shall be entitled:
(A)	to receive the disability benefits, if any, to which he/she may be entitled in respect of the Disability under any disability plan of the Company; and

(B)	to continue to receive the other benefits, if any, to which he/she is entitled to receive under Sections 5(d) and (e) at the date of termination of the Employment for a period of six (6) months following the date of termination of the Employment.
The Employee shall not be entitled to receive any other payment or benefit from the Company in respect of the termination of the Employment.
“Disability” means any physical or mental illness or condition of the Employee that is reasonably expected to continue for at least six (6) months and interfere materially with his/her ability to carry out his/her duties and responsibilities of the Employment.

(c)	Termination by the Company for any Reason other than Cause or Disability. If the Company terminates the Employment for any reason other than Cause or Disability:
(1)	the Company shall pay to the Employee, within thirty (30) days following the date of termination of the Employment, a lump sum amount equal to the aggregate of:
(i)	any base salary earned but not received by the Employee for the period preceding the date of termination of the Employment,
(ii)	any vacation days accrued but not taken by the Employee before the date of termination of the Employment, and
(iii)	any bonus earned by but not paid to the Employee for any year preceding the year in which the date of termination of the Employment occurs; and
(2)	subject to the Employee’s complying with Sections 8, 9 and 10 and executing a release in the Company’s customary form,
(i)	the Company shall continue to pay, in accordance with Company’s normal payroll practices, the Employee’s base salary for a period of six (6) months following the date of termination of the Employment; provided that the aggregate amount payable to the Employee pursuant to this Section 7(c)(2)(i) shall be reduced by the amount of any payment in lieu of notice or other severance payment which the Employee may be entitled to receive at law or pursuant to Company policy with respect to the termination of the Employment, with such reduction being applied to the first payments otherwise payable; and

(ii)	the Employee shall continue to be entitled to receive the benefits, if any, to which he/she is entitled to receive under Sections 5(d) and (e) at the date of termination of the Employment for a period of six (6) months following the date of termination of the Employment.
The Employee shall not be entitled to receive any other payment or benefit from the Company in respect of the termination of the Employment.
(d)	Termination by the Employee for Good Reason. If the Employee terminates the Employment for Good Reason:
(1)	the Company shall pay to the Employee, within thirty (30) days following the date of termination of the Employment, a lump sum amount equal to the aggregate of:
(i)	any base salary earned by but not paid to the Employee for the period preceding the date of termination of the Employment,

(ii)	any vacation days accrued but not taken by the Employee before the date of termination of the Employment, and

(iii)	any bonus earned by but not paid to the Employee for any year preceding the year in which the date of termination of the Employment occurs; and
(2)	subject to the Employee’s complying with Sections 8, 9 and 10 and executing a release in the Company’s customary form,
(i)	the Company shall continue to pay, in accordance with Company’s normal payroll practices, the Employee’s base salary for a period of six (6) months following the date of termination of the Employment; provided that the aggregate amount payable to the Employee pursuant to this Section 7(d)(2)(i) shall be reduced by the amount of any payment in lieu of notice or other severance payment which the Employee may be entitled to receive at law or pursuant to Company policy with respect to the termination of the Employment, with such reduction being applied to the first payments otherwise payable; and

(ii)	the Employee shall continue to be entitled to receive the benefits, if any, to which he/she is entitled to receive under Sections 5(d) and (e) at the date of termination of the Employment for a period of six (6) months following the date of termination of the Employment.
The Employee shall not be entitled to receive any other payment from the Company in respect of the termination of the Employment.
“Good Reason” means any material reduction in the Employee’s titles, duties and responsibilities or any material reduction in the Employee’s base salary, which continues for more than thirty (30) days after the Employee has given written notice to the Company that the Employee believes in good faith that an event constituting Good Reason has occurred; provided that such notice is given within ninety (90) days after such event occurs. For clarity, a change of supervision which does not result in a reduction in the Employee’s titles, duties or responsibilities does not constitute a material reduction.
(e)	Termination by the Employee for any Reason other than Good Reason. If the Employee terminates the Employment for any reason other than Good Reason, the Company shall pay to the Employee, within thirty (30) days following the date of termination of the Employment, a lump sum amount equal to the aggregate of any base salary earned but not received, and any vacation days accrued but not taken, by the Employee before the date of termination of the Employment.
The Employee shall not be entitled to receive any other payment or benefit from the Company in respect of the termination of the Employment.

8.	CONFIDENTIAL INFORMATION
(a)	Acknowledgments. The Employee acknowledges that:
(1)	during the Employment, he/she may have access to commercially sensitive information that is not in the public domain concerning the business and affairs of the Company, including trade secrets and information concerning the finances, employees, technology, processes, facilities, products, suppliers, customers and markets of the Company and its subsidiaries (the “Confidential Information”);

(2)	the Confidential Information is confidential; and

(3)	the Confidential Information and all materials containing the Confidential Information are the property of the Company and its subsidiaries or their customers or suppliers.
(b)	No Disclosure or Use. During and after the Employment, the Employee shall not directly or indirectly disclose or use any of the Confidential Information except as required in the performance of the Employee’s duties and responsibilities in connection with the Employment, or as required pursuant to applicable law.
(c)	Return. On the termination of the Employment, the Employee shall return the Confidential Information and all materials containing the Confidential Information to the Company.
9.	INVENTIONS
(a)	Acknowledgement. The Employee acknowledges that the Company engages in research and development activities in connection with its business and that, as an essential part of the Employment, the Employee is expected to make new contributions to and create inventions of value for the Company.
(b)	Inventions. The Employee shall disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which the Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Employment.
The Employee acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company and the Employee hereby assigns all of his/her right, title and interest in and to any and all of the Inventions to the Company and its successor in interest without further consideration.
During and after the termination of the Employment, the Employee shall, at the request of the Company, assist the Company to the fullest extent possible to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protection for the Inventions, including executing any documents that the Company may reasonably request for such purpose. The Employee appoints the Secretary of the Company as the Employee’s attorney-in-fact to execute such documents on behalf of the Employee. The Company shall compensate the Employee at a reasonable hourly rate for the time spent, and reimburse the Employee for the reasonable expenses incurred, by him/her in providing such assistance after the termination of the Employment.
(c)	Copyrightable Works. The Employee acknowledges and agrees that all copyrightable works prepared by the Employee within the scope of and during the Employment are “works for hire” and that the Company will be considered the author thereof.
10.	NON-COMPETITION
During, and within one year after the termination of, the Employment:
(a)	the Employee shall not directly or indirectly communicate or have any other dealings with the customers or suppliers of the Company that would be likely to harm the business relationship between the Company and its customers or suppliers;

(b)	unless agreed to in writing by the Company, the Employee shall not directly or indirectly:
(1)	provide services, whether as a director, officer, employee, independent contractor or otherwise, to a Competitor; or

(2)	acquire or hold any interest in, whether as a shareholder, partner or otherwise, any Competitor; provided that nothing in this Section 10(b)(2) shall preclude the Employee from holding up to 5% of the outstanding shares or other securities of a Competitor that is listed on any securities exchange or recognized securities market; and
(c)	unless agreed to in writing by the Company, directly or indirectly solicit, whether by offer of employment or otherwise, the services of any employee of the Company.
“Competitor” means a person that directly or indirectly carries on business in any jurisdiction where the Company or any of its subsidiaries carries on business if that person or any subsidiary or division of that person generates more than 10% of its revenues from solar power products and services similar to those provided by the Company.
The provisions of this Section 10 shall be separate and severable, enforceable independently of each other, and independently of any other provision of this Agreement.
The Employee acknowledges and agrees that the provisions of this Section 10 are fair and reasonable.
If any of the provisions of this Section 10 are determined to be invalid under applicable law but would be valid if some part of them was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid.

11.	GENERAL
(a)	Section 409A. If and to the extent that Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”) applies to this Agreement, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and the provisions of Schedule D shall apply.
(b)	Notice. Any notice or other communication to be given pursuant to this Agreement shall be in writing and shall be effective if delivered personally or sent by electronic transmission as follows:

if to the Company: Canadian Solar Inc. [_______________] [_______________] [_______________] Attention: [_______________] Email: [_______________]

if to the Employee: [_______________] [_______________] [_______________] Email: [_______________]
or to such other address as a party may from time to time advise. Any such notice or other communication (including a change of address) shall be deemed to have been given when received.
(c)	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Employee acknowledges that he/she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.
(d)	Amendment. Any amendment to this Agreement must be in writing and signed by the Employee and the Company.
(e)	Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of [_____________] without regard to its conflicts of laws provisions.
The parties irrevocably submit to the exclusive jurisdiction of the [_________________] courts over any suit, action or proceeding arising out of or relating to this Agreement.

To the fullest extent they may effectively do so under applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defence or otherwise, any claim that they are not subject to the jurisdiction of the [______________] courts, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in the [_____________] courts and any claim that any such suit, action or proceeding brought in the [_____________] courts has been brought in an inconvenient forum.
(f)	Interpretation. The following rules of interpretation apply to this Agreement unless the context requires otherwise:
(1)	the singular includes the plural and conversely;

(2)	a gender includes all genders;

(3)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(4)	a reference to a person includes an individual, a trust, a corporation, an unincorporated body and any other entity;

(5)	a reference to a Section is to a Section of this Agreement;

(6)	a reference to a party includes the party’s legal representatives, successors and permitted assigns;

(7)	mentioning anything after “include”, “includes” or “including” does not limit what else might be included; and

(8)	time is of the essence.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Canadian Solar Inc.	Employee

Signature:	Signature:

Name:	Name:

Title:

SCHEDULE A
DUTIES AND RESPONSIBILITIES
The Employee’s duties and responsibilities are as follows:
[______________________________].
In carrying out his/her duties and responsibilities, the Employee shall report to:
[______________________________].

SCHEDULE B
BASE SALARY
The Employee’s base salary on the Effective Date is [_______________] per year (________ per month), payable [_______________________] in arrears.

SCHEDULE C
ADDITIONAL BENEFITS
The Employee’s additional benefits are as follows:
(a)	Medical Plan. The Company shall pay the reasonable cost of membership for the Employee, the Employee’s spouse and the Employee’s dependent children who are not over 21 years of age in a medical plan with such reputable medical expense insurance provider as the Company shall decide from time to time.
(b)	[_________________________].

SCHEDULE D
SECTION 409A OF THE CODE
     If the Company determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A,
(a)	the Company reserves the right (without any obligation to do so or to indemnify the Employee for failure to do so):
(1)	to adopt such amendments to this Agreement or such other policies and procedures (including amendments, policies and procedures with retroactive effect) as it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company; and/or

(2)	to take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder, provided that nothing in this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents; and
(b)	notwithstanding anything herein to the contrary:
(1)	no termination or other similar payments and benefits hereunder shall be payable unless the termination of the Employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (the “Regulations”);

(2)	if the Employee is deemed at the time of the Employee’s “separation from service” to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Employee may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Employee prior to the earlier of:
(i)	the expiration of the six-month period measured from the date of the Employee’s “separation from service”, and

(ii)	the date of the Employee’s death;

provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 11(b)(ii) shall be paid in a lump sum to the Employee, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein;

(3)	the determination of whether the Employee is a “specified employee” as of the time of the Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including Section 1.409A-1(i) of the Regulations and any successor provision thereto);

(4)	to the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A for purposes of Section 409A (including for purposes of Section 1.409A-2(b)(2)(iii) of the Regulations), each such payment shall be treated as a separate and distinct payment;

(5)	to the extent that any reimbursements or corresponding in-kind benefits provided to the Employee under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Regulations; and

(6)	the amount of any such payments or expense reimbursements in one calendar year shall not affect the payments or expense reimbursements in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.